Exhibit 4.1

(Front)

No.

            Shares

INCORPORATED UNDER THE LAWS OF THE STATE OF FLORIDA

FIRST COMMUNITY BANK CORPORATION OF AMERICA

Authorized 20,000,000 shares of Common Stock

This certifies that                              is the owner of                              fully paid and nonassessible shares of the Common Stock, par value $0.05 per share of First Community Bank Corporation of America, transferable only on the books of the Corporation by the holder hereof in person or by Attorney upon surrender of this Certificate properly endorsed. This certificate is not valid until counter- signed by the Transfer Agent and registered by the registrar.

In Witness Whereof, the said Corporation has caused this Certificate to be signed by the facsimile signatures of its duly authorized officers, and its Corporate Seal to be hereunto affixed.

DATED:

[SEAL]
	Kay M. McAleer, Secretary	Kenneth P. Cherven, President

(Back)

The Corporation will furnish without charge to any shareholder, upon request, a full statement of the designations, preferences, limitations, and relative rights of the shares of each class or series of stock authorized to be issued by the Corporation. Such request may be made to the Secretary of the Corporation at its principal office or to the Transfer Agent named on the face of the certificate.

For Value Received, do hereby sell, assign and transfer unto                              Shares of the common stock represented by the within Certificate, and do hereby irrevocably constitute and appoint                      Attorney to transfer the said Shares on the books of the within named Corporation with full power of substitution in the premises.

Dated             , 20

In the presence of

Notice: The signature of this assignment must correspond with the name as written upon the face of the certificate, in every particular, without alteration, or any change whatever.